                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE

                                                     CONTACT: EDWARD FEIGHAN,CEO
                                                              -or-
                                                              GREG SKODA, CFO
                                                              CLEVELAND, OHIO
                                                              (216) 447-9000


 INTERNATIONAL ALLIANCE SERVICES, INC. ANNOUNCES THE SIGNING OF AN AGREEMENT TO
    ACQUIRE M&N RISK MANAGEMENT, INC., M&N ENTERPRISES, INC., MFC, INC., THE ACQUISITION OF MIDLAND CONSULTING SERVICES AND THE LOCATION OF IASI'S EXECUTIVE
                          OFFICES IN HAMILTON, BERMUDA

Cleveland, Ohio (February 24, 1997) International Alliance Services, Inc. (NASDAQ : IASI) ("the Company") today announced the Company has entered into an agreement to acquire M&N Risk Management, Inc. And M&N Enterprises, Inc. (M&N Companies) from the Cleveland law firm of Millisor & Nobil Co. LPA, and MFC, Inc. of Cleveland, Ohio for 384,600 shares of restricted common stock of International Alliance Services, Inc., $1,000,000 cash and 900,000 warrants of the Company's common stock at $13 per share over a three year period.

M&N Risk Management and M&N Enterprises, Inc. are two of the leading third party worker's compensation administrators in Ohio. The firms provide employers with a turn key operation which integrate actuarial analysis and underwriting capabilities with claims administration. The M&N Companies administer workers' compensation programs for over 4,000 self-insured and state fund employers. The M&N Companies are expected to add approximately $6.6 million to IASI's annualized revenues.

This transaction is set to close by February 28, 1997.

"International Alliance Services now has a key component for our wide ranging business services with the acquisition of M&N Risk Management and M&N Enterprises", commented Edward F. Feighan, President and CEO of the Company.

"Workers' compensation has long been viewed as one of the central components of a professional employer organization. These companies, continuing under the leadership of Kenneth Millisor and Steven Nobel will significantly enhance the marketing of our SMR Business Services unit. Through our SMR Business Services Group, the Company markets a wide range of business services and risk management products. M&N Risk Management and M&N Enterprises, as part of SMR Business Services, will give the Company the capability to market workers' compensation benefits administration on a national level and should add additional back office services to their client base."

The Company also announced the completion of a previously signed agreement to acquire Midland Consultants, Inc. ("Midland") of Cleveland, a full service specialized employment firm with expected 1997 annualized revenue of $2.4 million. The consideration paid for Midland was 87,500 shares of restricted common stock of International Alliance Services, Inc., $208,000 in cash and warrants to acquire 20,000 additional shares of the Company at $11,625 per share over a three year period, the share price was based upon the market price of the stock at the time the agreement to purchase was reached.

Midland's experience, progressive networking, computerization and specialized recruiting expertise will enable SMR Business Services to provide both its client base and candidates with a professional, timely and cost effective specialized employment service.

The combined $9 million of annualized revenue by these new acquisitions will more than double the revenue of International Alliance Services, Inc. Business Services Group and bring the total number of corporate clients serviced by this group to approximately 5,000. This will greatly enhance the Business Services client base and create further opportunities for cross-services rendered in this highly fragmented, rapidly growing, outsourcing services industry.

International Alliance Services, Inc. also announced the location of its executive offices at the Hamilton, Bermuda offices of MGD Holdings LTD., a substantial shareholder of IASI. Mr. Michael DeGroote, who is Chairman of International Alliance Services, Inc. stated "the establishment of the executive offices in Hamilton, Bermuda will place the Company in one of the major reinsurance centers in the world."

International Alliance Services, Inc. is a diversified services company focused on integrating risk management services with other specialized business services. The Company provides specialty insurance, bonding, environmental remediation and business services to commercial enterprises in Canada and throughout the United States.